400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	NEWS RELEASE

CONTACT: Carol A.Cox, 201-930-3720	EMAIL:ccox@barrlabs.com
Barr Reports Third Quarter Fiscal 2006 GAAP Earnings of $0.70 Per Share; Adjusted Earnings of $0.75 Per Share
Strong Proprietary Sales and Alliance Revenue Drive 23% Increase in Revenue and a 24% Increase in GAAP Net Earnings
Woodcliff Lake, NJ — May 4, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $76.1 million, or $0.70 per fully diluted share, for the quarter ended March 31, 2006, up 24% from net earnings of $61.3 million, or $0.58 per fully diluted share, for the same period last year. Revenues for the current quarter totaled $327 million, up 23% from $265 million in the same period last year.
The results for the quarter include a non-cash amortization charge of $7.8 million, or $0.05 per fully diluted share, related to the write-up of inventory acquired from FEI Health, LLC in November 2005. Excluding this item, adjusted earnings per fully diluted share for the third quarter of fiscal 2006 would have been $0.75.
For the nine months ended March 31, 2006, net earnings were $254 million, or $2.36 per fully diluted share, up 47% from net earnings of $173 million, or $1.63 per fully diluted share in the prior year period. Revenues for the first nine months totaled $963 million, up 26% from $767 million in the same period last year. Net earnings for the nine-month period include a benefit of $8.4 million, or $0.05 per fully diluted share, primarily related to a partial reimbursement of the $63.2 million charge the Company recorded in the fourth quarter of fiscal 2005 when it announced the agreement to acquire Mircette® and settle related litigation. The results also include a non-cash amortization charge of $12.5 million, or $0.07 per fully diluted share, related to the write-up of FEI inventory as described above. Excluding these two items, adjusted earnings per fully diluted share for the nine months ended March 31, 2006 would have been $2.38.
A reconciliation of GAAP earnings to adjusted earnings is presented in the table at the end of this press release.
“Increased proprietary and generic product sales, as well as $34 million of alliance, development and other revenue from our arrangements with Teva and Kos drove our strong financial performance for the quarter,” said Bruce L. Downey, Barr’s Chairman and CEO. “During the quarter, we continued to commit significant resources to our proprietary program, including completing the integration and training of our 100 person Specialty Sales Force, which began promoting our newly acquired

ParaGard® T 380A IUD. We also invested in preparing for the launch of our Enjuvia™ hormone therapy product line in April and submitted our labeling for our SEASONIQUE™ extended-cycle oral contraceptive that we anticipate gaining approval for, and launching, in our September quarter.”
Revenues
Generic Product Sales
Sales of generic products increased 6% to $200 million for the third quarter of fiscal 2006, compared to $189 million in the prior year period. For the first nine months of fiscal 2006, total generic product sales increased 10% to $617 million, compared to $561 million for the prior year period. A discussion of generic product sales for the third quarter of fiscal 2006 compared to the prior year period is presented below.
Oral Contraceptives
Sales of generic oral contraceptives increased 8% to $101 million for the third quarter of fiscal 2006, compared to $94 million in the prior year period. The increase in sales for the quarter was primarily related to increased sales of Tri-Sprintec™ resulting from a competitor’s temporary supply shortage.
Other Generic Products
Sales of other generic products totaled $99 million in the third quarter of fiscal 2006, compared to $96 million in the prior year period. This slight increase was attributable to increased sales of Desmopressin that were somewhat offset by lower sales of certain existing products. The Company launched Desmopressin in July 2005.
Proprietary Product Sales
Sales of proprietary products increased 29% to $93 million in the third quarter of fiscal 2006, compared to $72 million in the prior year period. Sales of SEASONALE® during this period were $27 million, up 12% from $24 million for the prior year period. Sales of products acquired during the previous twelve months, including the ParaGard® IUD and Mircette® oral contraceptive, also contributed to the increase. Sales of the Company’s promoted products increased 85% over the prior year period, more than offsetting a 21% decrease in sales of mature, non-promoted products. For the first nine months of fiscal 2006, proprietary product sales increased 17% to $233 million from $199 million in the prior year period.
Alliance, Development and Other Revenue
During the third quarter of fiscal 2006, the Company reported alliance, development and other revenue of $34 million, compared to $4 million in the prior year period. For the first nine months of fiscal 2006, alliance, development and other revenue totaled $113 million, compared to $7 million in the first nine months of fiscal 2005. The substantial increase for both the third quarter and the first nine months of fiscal 2006 reflects the Company’s share of the profits earned from its agreement with Teva on fexofenadine hydrochloride tablets, the generic version of Allegra®

tablets, as well as royalties and fees earned under its April 2005 agreements with Kos relating to the Niaspan® and Advicor® cholesterol lowering agents.
Stock-Based Compensation
Effective July 1, 2005, the Company began recording stock-based compensation as an expense on its income statement under SFAS 123 (R). Accordingly, results for the third quarter of fiscal 2006 included stock-based compensation expense of $7 million, or $0.04 per fully diluted share, the impact of which is recorded in cost of sales, SG&A and R&D. Results for the first nine months of fiscal 2006 included stock-based compensation expense of $21 million, or $0.12 per fully diluted share. This new accounting guidance did not impact prior year expenses and earnings.
Margins
Margins on product sales for the third quarter of fiscal 2006 were 69%, down slightly from 70% in the prior year period. Margins were negatively impacted by charges related to the inventory write-up associated with the acquisition of the ParaGard® inventory from FEI Health and by stock-based compensation expense recorded in cost of sales that was not present in the prior year period.
For the first nine months of each of fiscal 2005 and 2006, margins on product sales were 70%, with margins in the current period being negatively impacted by the inventory write-up and stock-based compensation expense described above.
Update on R&D Activities
Investment in research and development totaled $38 million for the third quarter of fiscal 2006, compared to $35 million in the prior year period. The increase reflects (1) increased clinical study costs; (2) the write-off of acquired in-process research and development related to the purchase of four Abbreviated New Drug Applications from Teva Pharmaceuticals and Ivax Pharmaceuticals; and (3) stock-based compensation expense. These increases were partially offset by lower third party development costs.
For the nine-month periods, investment in R&D increased to $104 million from $95 million for the prior year period for the reasons described above in the quarterly comparison. Partially offsetting the increase in R&D was a $5 million reimbursement of previously incurred costs under a third party development agreement.
Selling, General and Administrative
SG&A expenses were $87 million during the third quarter of fiscal 2006, compared to $59 million in the prior year period. The 47% year-over-year increase is primarily due to (1) higher sales and marketing costs related to the expansion of the Company’s sales force and higher marketing investment for SEASONALE®, Enjuvia™ and ParaGard®; (2) amortization costs associated with the acquisition of Mircette® and ParaGard®; (3) higher IT-related costs; and (4) stock-based compensation expense.
For the nine-month periods, SG&A expenses increased 22% to $222 million from $182 million for the prior year period for the reasons described above in the quarterly comparison. SG&A expenses in the nine months ended March 31, 2006 include a net benefit of $8.4 million relating to the Mircette® agreement, as described earlier, and a one-time, non-cash charge of $4.1 million reflecting an estimate of the fair-value of the Company’s potential indemnity obligation to Teva under the Company’s agreement with Teva on fexofenadine hydrochloride tablets (generic Allegra®).
Tax Rate
The Company’s effective tax rate for the quarter ended March 31, 2006 was 35.3% compared to 35.5% for the prior year period. For the first nine months of each of fiscal 2005 and 2006, the effective tax rate remained even at 36.0%.
Balance Sheet and Cash Flows
Cash, cash equivalents and marketable securities totaled $613 million at March 31, 2006. Cash flows from operations totaled $155 million for the third quarter of fiscal 2006 and $260 million for the first nine months of fiscal 2006. Capital spending totaled $14 million during the quarter.
Financial Outlook
The Company expects its adjusted earnings per fully diluted share for the fiscal year ending June 30, 2006 to be in the range of approximately $3.08 — $3.13. This estimate excludes the impact of potential patent challenge outcomes or other business development activities that may be completed by June 30, 2006, as well as the potential impact resulting from the Company’s share repurchase program, which is authorized through December 31, 2006.
Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Thursday, May 4, 2006 to discuss the results for the quarter and nine months ended March 31, 2006. The number to call from within the United States is (800) 288-8975, and participants from outside the United States should call (612) 332-1025. A replay of the conference call will be available from 12:00 Noon Eastern time on May 4th through 11:59 PM Eastern time on May 6th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 825661.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Revenues:
Product sales	$293,157	$261,258	$849,336	$760,050
Alliance, development and other revenue	33,684	3,749	113,461	6,834

Total revenues	326,841	265,007	962,797	766,884

Costs and expenses:
Cost of sales	89,642	77,653	253,436	225,350
Selling, general and administrative	87,079	59,124	221,765	181,839
Research and development	37,705	35,488	103,711	95,139

Earnings from operations	112,415	92,742	383,885	264,556

Interest income	4,213	2,825	13,117	7,219
Interest expense	110	287	257	1,351
Other income (expense)	1,071	(260)	478	(409)

Earnings before income taxes	117,589	95,020	397,223	270,015

Income tax expense	41,493	33,675	143,000	97,148

Net earnings	$76,096	$61,345	$254,223	$172,867

Earnings per common share — diluted:
Net earnings	$0.70	$0.58	$2.36	$1.63
Weighted average shares — assuming dilution	108,547	105,892	107,607	105,962

Stock-based compensation expense:
Cost of sales	$2,012	$—	$6,343	$—
Selling, general and administrative	3,498	—	10,125	—
Research and development	1,423	—	4,359	—

Total stock-based compensation expense	$6,933	$—	$20,827	$—

	As of	As of
Select Balance Sheet Data	March 31,2006	June 30, 2005
Cash & cash equivalents	$14,726	$115,793
Marketable securities – Current and long-term	598,084	581,255
Accounts receivable, net	188,052	152,599
Other receivables	36,474	21,411
Inventories, net	139,353	137,638
Accounts payable & accrued liabilities	149,809	194,171
Working capital	826,682	780,386
Total assets	1,811,640	1,482,846
Total debt	16,616	20,939
Shareholders’ equity	1,599,044	1,233,970

	Nine Months Ended
	March 31,
	2006	2005
Cash flow provided by operations	$259,674	$256,909
Capital expenditures	49,684	42,863

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP EPS to Adjusted EPS
For the three and nine months ended March 31, 2006 and 2005
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Earnings per common share — assuming dilution, GAAP	$0.70	$0.58
After tax effect of:
Amortization expense related to inventory step-up	0.05	—

Earnings per common share — assuming dilution, adjusted	$0.75	$0.58

	Nine Months Ended
	March 31,
	2006	2005
Earnings per common share — assuming dilution, GAAP	$2.36	$1.63
After tax effect of:
Reimbursement related to Mircette settlement charge	(0.05)	—
Amortization expense related to inventory step-up	0.07	—

Earnings per common share — assuming dilution, adjusted	$2.38	$1.63

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarter and nine months ended and March 31, 2006. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effect of these items in earnings per share allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.